Cane Clark LLP				3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Chad Wiener+	Scott P. Doney~	Telephone: 702-312-6255
Facsimile: 702-944-7100
Email: bclark@caneclark.com

August 30, 2005

Delta Oil & Gas Inc.
1122 6th Avenue North
Seattle, Washington 98109
Attention: Douglas Bolen, Chief Executive Officer

Re: Delta Oil & Gas Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Delta Oil & Gas Inc., a Colorado corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 15% of the issued and outstanding shares of the Company’s common stock (the “Shares”) reserved for issuance through its 2005 Stock Option Plan (the “Plan”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Plan and various options granted pursuant to the Plan; (e) the Plan; (f) a certification by the Company’s CEO and CFO certifying that the Company is not a “shell company” as set forth in Securities Act Rule 405; and (g) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. It should be noted that if any of the foregoing documentation proves to be inaccurate or invalid in any respect, this opinion would not be applicable. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. This opinion is based on Colorado law.

Based upon the foregoing, it is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that are entered into in accordance with the terms and subject to the conditions of the Plan, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

/s/ Bryan R. Clark
      Bryan R. Clark

*Licensed Nevada, California, Washington and Hawaii Bars;
^ Nevada, Colorado and District of Columbia Bars
+ Illinois, and Wisconsin State Bars ~Nevada

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Very truly yours,

/s/ Bryan R. Clark
      Bryan R. Clark